UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2008

KALEIDOSCOPE VENTURE CAPITAL INC.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27277
(Commission File Number)

98-0207554
(IRS Employer Identification No.)

170 E. Post Road, Suite 206
White Plains, New York 10601
(Address of principal executive offices)(Zip Code)

(914) 448-7600
Registrant’s telephone number, including area code

Vocalscape Networks, Inc.
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

Effective July 14, 2008, the Board of Directors and security holders representing a majority of the voting power of Kaleidoscope Venture Capital Inc., a Nevada corporation (the “Company”), approved an amendment to the Company’s Articles of Incorporation effecting a one-for-two hundred (1:200) reverse split of the Company’s issued and outstanding shares of common stock and Series A Convertible Preferred Stock. The Company’s authorized share capital, as stated in its Articles of Incorporation remains unchanged, effectively increasing the ratio of authorized shares of common stock and Series A Convertible Preferred Stock of the Company to the number of issued and outstanding shares of common stock and Series A Convertible Preferred Stock. As a result of the reverse stock split, each 200 shares of the Company’s common stock and Series A Convertible Preferred Stock issued and outstanding on such date represents one (1) share of the Company’s common stock. Fractional shares existing as a result of the reverse stock split were rounded up to the nearest whole share.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective July 14, 2008, the Company amended its Articles of Incorporation to change its name from “Vocalscape Networks, Inc.” to “Kaleidoscope Venture Capital Inc.”

Effective July 14, 2008, the Company filed, with the Secretary of State of the State of Nevada, a Certificate of Change, effecting a one-for-two hundred (1:200) reverse split of the Company ‘s issued and outstanding shares of common stock and Series A Convertible Preferred Stock on such date. A description of the reverse stock split is disclosed in Item 3.03 of this Current Report on Form 8-K, which disclosure is incorporated herein by this reference.

Item 8.01 Other Events

“KLDO” is the Company’s new ticker symbol for its shares of common stock quoted on the Over-the-Counter Bulletin Board, in connection with its change of name to Kaleidoscope Venture Capital Inc.

Item 9.01 Financial statements and Exhibits

(d) Exhibits

The following exhibit is filed as part of this report:

No.	Description

3.1.6	Certificate of Amendment
3.1.7	Certificate of Change

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaleidoscope Venture Capital Inc. (Registrant)

Date: July 15, 2008	By:	/s/ Ron McIntyre
Name: Ron McIntyre Title: President

INDEX TO EXHIBITS

No.	Description

3.1.6	Certificate of Amendment
3.1.7	Certificate of Change